Exhibit 10.1

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (together with all exhibits and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 29, 2025, is entered into by and among:

a)	Beyond Meat, Inc., a Delaware corporation (the “Company”); and

b)

each of the beneficial owners or nominees, investment managers, or advisors for beneficial holders of the Existing 2027 Notes (as defined below), each as set forth on Exhibit A (each, a “Supporting Holder” and, collectively, the “Supporting Holders”).

The Company and the Supporting Holders are referred to herein individually as a “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENTS

WHEREAS, as of the date hereof, the Supporting Holders hold, in the aggregate, approximately 46% of the aggregate outstanding principal amount of the Company’s 0% convertible senior notes due 2027 (the “Existing 2027 Notes”) issued pursuant to that certain Indenture, dated as of March 5, 2021 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Existing 2027 Notes Indenture”), between the Company, as issuer, and U.S. Bank National Association, as trustee (in such capacity, the “Existing 2027 Notes Trustee”);

WHEREAS, the Parties have agreed to support and pursue, among other things, an exchange of the Existing 2027 Notes for (i) new second lien convertible notes of the Company due 2030 (the “New Second Lien Convertible Notes”) and (ii) new common equity of the Company (the “New Equity”) (collectively, the “Notes Exchange”) and related transactions as described in the Exchange Offer Materials (as defined below), in each case, in accordance with and subject to the terms and conditions set forth herein and the Definitive Documents (as defined below);

WHEREAS, this Agreement, the Exchange Offer Materials, and the Restructuring Transactions (as defined below) are the product of arm’s-length, good faith negotiations among the Company and the Supporting Holders;

WHEREAS, subject to the terms and conditions hereof, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring Transactions and other matters discussed herein; and

WHEREAS, this Agreement may be executed on behalf of one or more Supporting Holders by such Supporting Holder’s investment manager or adviser, which is a signatory hereto solely in its capacity as the investment manager or adviser of such Supporting Holder, and all agreements, representations, warranties, covenants and undertakings made herein and hereby are made by such Supporting Holder and not such investment manager or adviser.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “Ad Hoc Noteholder Group” means the ad hoc group of certain unaffiliated holders or beneficial holders (or investment advisors, sub-advisors or managers of funds and/or accounts that are holders or beneficial holders of such indebtedness) of Existing 2027 Notes represented by Akin and Houlihan.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

(c) “Agreement” has the meaning referred to in the preamble hereto.

(d) “Akin” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Noteholder Group.

(e) “Akin Engagement Letter” means that certain letter agreement, dated April 1, 2025, by and among the Ad Hoc Noteholder Group, the Company and Akin.

(f) “Alternative Transaction” has the meaning set forth in Section 4(a)(iii) hereof.

(g) “Announcement” has the meaning set forth in Section 26 hereof.

(h) “beneficial owner”, “beneficially own” or “beneficial ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act.

(i) “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

(j) “Chosen Court” means the United States District Court for the Southern District of New York or any New York state court sitting in the Borough of Manhattan, New York, New York.

(k) “Claim” means any (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, including the Existing 2027 Notes Claims.

(l) “Closing” means the consummation of the Restructuring Transactions, including the Notes Exchange, with respect to the Supporting Holders in accordance with the terms and conditions set forth in this Agreement, each of the Definitive Documents, pursuant to which the Supporting Holders’ Existing 2027 Notes are delivered to and accepted by the Company in exchange for New Second Lien Convertible Notes and New Equity.

(m) “Company” has the meaning referred to in the preamble hereto.

(n) “Company Released Claims” has the meaning set forth in Section 5(a) hereof.

(o) “Company Released Parties” has the meaning set forth in Section 5(b) hereof.

(p) “Confidentiality Agreement” means that certain Nondisclosure Agreement, among the Company, on the one hand, and any Supporting Holders or their advisors, on the other hand (as amended, restated, supplemented or otherwise modified), dated as of April 3, 2025.

(q) “Control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(r) “Conversion Shares” means the shares of common equity of the Company issuable upon conversion or redemption of the New Second Lien Convertible Notes.

(s) “Definitive Documents” has the meaning set forth in Section 2(b) hereof.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Exchange Commencement Date” means the date on which the Company commences the Notes Exchange by announcing such commencement and transmitting the Exchange Offer Materials to the Holders.

(v) “Exchange Offer” means that certain exchange offer with respect to the Existing 2027 Notes pursuant to the terms of this Agreement and the Exchange Offer Materials.

(w) “Exchange Offer Materials” means the offering memoranda used in connection with the Notes Exchange for the purpose of conducting, and solicitating participation in, the Notes Exchange, in the form attached hereto as Exhibit B, and any related documents.

(x) “Excluded Claims” has the meaning set forth in Section 5(a) hereof.

(y) “Existing 2027 Notes” has the meaning referred to in the preliminary statements herein.

(z) “Existing 2027 Notes Claims” means any Claim against the Company arising under, derived from, based on, on account of, or related to the Existing 2027 Notes Indenture.

(aa) “Existing 2027 Notes Indenture” has the meaning referred to in the preliminary statements herein.

(bb) “Existing 2027 Notes Trustee” has the meaning referred to in the preliminary statements herein.

(cc) “Expiration Time” means the expiration time of the Exchange Offer as set forth in the Exchange Offer Materials.

(dd) “Fiduciary Out” has the meaning set forth in Section 4(b) hereof.

(ee) “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (i) the time to appeal, seek leave to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, motion for leave to appeal or petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (ii) any appeal that has been or may be taken, motion for leave to appeal, or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which leave was sought or from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule may be filed relating to such order shall not prevent such order from being a Final Order.

(ff) “Holder Released Claims” has the meaning set forth in Section 5(b) hereof.

(gg) “Houlihan” means Houlihan Lokey, Inc., as financial advisor to the Ad Hoc Noteholder Group.

(hh) “Houlihan Engagement Letter” means that certain engagement letter, dated as of December 9, 2022 by and among Houlihan, Akin, and the Company.

(ii) “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

(jj) “Intercreditor Agreement” means the form of intercreditor agreement attached hereto as Exhibit C.

(kk) “Joinder Agreement” means that certain joinder attached hereto as Exhibit D.

(ll) “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction.

(mm) “Milestones” has the meaning set forth in Section 2(a) hereof.

(nn) “Minimum Participation” has the meaning set forth in Section 6(c) hereof.

(oo) “MIP Documentation” means the Amended and Restated Company 2018 Equity Incentive Plan and the forms of award agreements thereunder.

(pp) “Mutual Release” means the mutual release by the Company and the Supporting Holders, including the release of their respective Related Parties, as set forth in Section 5 of this Agreement, effective as of the Closing.

(qq) “Necessary Action” means, with respect to a specified result, taking all actions required to cause such result that are within the power of a specified Person (to the extent such actions are not prohibited by applicable Law and within such Person’s control), including (i) causing members of the board of directors or any committee of the board to submit resignations, (ii) causing members of the board of directors to fill the vacancies created by such resignations, (iii) causing the board of directors or any nominating committee thereof to nominate or appoint, or taking steps to cause the nomination or appointment of, certain Persons and providing the highest level of support for the election or appointment of such Persons to the board of directors or any committee thereof, including in connection with the annual or special meeting of stockholders and (iii) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, and facilitating the collection or processing of such ballots, proxies, consents or instruments relating to the foregoing.

(rr) “New Equity” has the meaning referred to in the preliminary statements herein.

(ss) “New Second Lien Convertible Notes” has the meaning referred to in the preliminary statements herein.

(tt) “New Second Lien Convertible Notes Indenture” means an indenture for the New Second Lien Convertible Notes to be entered into by and among the Company, any applicable guarantors, and the trustee and collateral agent party thereto.

(uu) “Notes Exchange” has the meaning referred to in the preliminary statements herein.

(vv) “Party” has the meaning referred to in the preamble hereto.

(ww) “Permitted Transferee” has the meaning set forth in Section 7(a) hereof.

(xx) “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

(yy) “Pro Rata Share” means with respect to the Existing 2027 Notes, a fraction (expressed as a percentage), the numerator of which is the principal amount of Existing 2027 Notes held by the applicable SteerCo Member and the denominator of which is the aggregate principal amount of all Existing 2027 Notes held by all SteerCo Members.

(zz) “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Existing 2027 Notes (or enter with customers into long and short positions in Existing 2027 Notes), in its capacity as a dealer or market maker in Existing 2027 Notes and (ii) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(aaa) “Released Supporting Holder Parties” has the meaning set forth in Section 5(a) hereof.

(bbb) “Related Party” means, with respect to a given entity, in each case in its capacity as such, such entity’s current and former directors, managers, officers, investment committee members, managing members, special committee members, shareholders, unitholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds and/or investment vehicles, managed accounts and/or funds, predecessors, assignors, participants, successors, assigns (whether by operation of law or otherwise), associated entities, direct and indirect subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors and/or managers, fiduciaries, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors (including, but not limited to, any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity).

(ccc) “Required Supporting Holders” means Supporting Holders that, in aggregate, hold at least a majority of the principal face amount of the Existing 2027 Notes held by Supporting Holders as of the time of determination.

(ddd) “Restructuring Transactions” means (i) the Notes Exchange (including the receipt of New Second Lien Convertible Notes, New Equity and the SteerCo Exchange Premium in connection therewith), (ii) the Mutual Release, and (iii) any and all other transactions contemplated by the Exchange Offer Materials.

(eee) “Securities Act” means the Securities Act of 1933, as amended.

(fff) “SteerCo Exchange Premium” has the meaning set forth in Section 2(d) hereof.

(ggg) “SteerCo Member” means the members of the steering committee of the Ad Hoc Noteholder Group that have been identified to the Company by Akin.

(hhh) “Support Effective Date” has the meaning set forth in Section 12 hereof.

(iii) “Support Period” means the period commencing on the Support Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 8 hereof.

(jjj) “Supporting Holder” has the meaning referred to in the preamble hereto.

(kkk) “Supporting Holders’ Fees and Expenses” means all reasonable and documented fees and expenses of Akin, Houlihan and local counsel in each jurisdiction necessary to consummate the Restructuring Transactions, each in its capacity as a professional advisor retained by the Ad Hoc Noteholder Group, to the extent consistent with the terms of the Akin Engagement Letter, the Houlihan Engagement Letter and any engagement letter with any local counsel to the Ad Hoc Noteholder Group, including, for the avoidance of doubt, all accrued and unpaid fees and expenses accrued by Akin from the Noteholder Retention Date (as defined in the Akin Engagement Letter) through February 28, 2025.

(lll) “Termination Date” has the meaning set forth in Section 8 hereof.

(mmm) “Termination Event” has the meaning set forth in Section 8 hereof.

(nnn) “Transfer” means, with respect to any security, directly or indirectly, to transfer, sell, exchange, assign, or convey legal or beneficial ownership interest in (including the right or power to vote), or otherwise dispose of (whether by sale, liquidation, dissolution, dividend, distribution or otherwise) such security; provided, however, that any customary custodian arrangement or account at a prime broker, bank or broker-dealer at which a Supporting Holder maintains an account in the ordinary course of business including Existing 2027 Notes where such prime broker, bank or broker-dealer holds a security interest, pledge or other encumbrance over securities held in such account generally shall not be deemed a “Transfer” for any purposes hereunder so long as the Supporting Holder retains the right to tender and provide consents for such Existing 2027 Notes and to vote the New Equity received in exchanged for such Existing 2027 Notes.

(ooo) “Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached to this Agreement as Exhibit E providing, among other things, that a transferee is bound by the terms of this Agreement. For the avoidance of doubt, any transferee that executes a Transfer Agreement shall be a “Party” under this Agreement as provided therein.

(ppp) “Voting Agreements” means separate agreements between each Supporting Holder and the Company, under which, among other things, each Supporting Holder separately agrees to vote in favor of each of the proposals to be included in the proxy statement (the “Preliminary Proxy Statement”) to be filed by the Company with respect to a special meeting (the “Special Meeting”) of stockholders to be held following the Closing, with respect to: (i) increasing the Company’s share authorization, (ii) approving a reverse share split, upon a failure to meet the Nasdaq continued listing standards as described therein (iii) allowing the settlement of all share deliveries proposed under the New Second Lien Convertible Notes, and (iv) approving the amendment and restatement of the Company’s 2018 Equity Incentive Plan.

2. Milestones; Definitive Documents; Exchange Premium.

(a) During the Support Period, the Parties shall implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”), unless extended or waived in writing (which may be by electronic mail), as applicable, by the Company and the Required Supporting Holders, each in their sole discretion:

1)

No later than the date hereof, the Exchange Commencement Date shall have occurred, the Company shall have filed the Preliminary Proxy Statement with the SEC and the Company shall have set a date no later than the third Business Day after the expected Early Settlement Date (as defined in the Exchange Offer Materials) as the record date for the Special Meeting, which record date is subject to change by the Company in its discretion if, among other things, the Early Settlement Date does not occur; and

2)	No later than November 14, 2025, the Closing shall have occurred.

(b) Each of (i) the Exchange Offer Materials, (ii) the New Second Lien Convertible Notes Indenture, (iii) the Intercreditor Agreement, (iv) the Voting Agreements, (v) the MIP Documentation, (vi) the requisite collateral documents, (vii) the Preliminary Proxy Statement and (viii) in each case of clause (i) through (vii), any amendments, modifications, supplements, waivers, exhibits, schedules or appendices thereto, including any amendments to, or waivers of, conditions to the Exchange Offer included in the Exchange Offer Materials or extensions of time of any deadlines therein, and any related notes, certificates, agreements, documents, and instruments (as applicable), shall be in form and substance consistent with this Agreement and the Exchange Offer Materials as of the date hereof and the forms attached hereto and otherwise reasonably satisfactory to the Required Supporting Holders and the Company (collectively clauses (i) through (viii), and together with any exhibits, schedules, annexes or attachments thereto that are reasonably necessary to implement the Restructuring Transactions, the “Definitive Documents”); provided, however, that (A) if prior to the Early Tender Date (as defined in the Exchange Offer Materials as of the date hereof), the SEC informs the Company that it is reviewing the Preliminary Proxy Statement, the Company may extend the Early Tender Date, with a corresponding extension of the Early Settlement Date (as defined in the Exchange Offer Materials as of the date hereof), to a date no later than five (5) Business Days after confirmation from the SEC that is has no further comments on the Preliminary Proxy

Statement (provided, that, in the event of any extension pursuant to this clause (A), (i) the Company shall respond to any such comments from the SEC as promptly as practicable, (ii) the Company shall promptly provide copies of any SEC comment letters to Akin, and (iii) the Company shall consult with Akin (including by providing drafts of proposed responses to the SEC) with respect to any responses that the Company proposes to submit to the SEC prior to such submission) and (B) the Company may extend any deadline in the Exchange Offer Materials if, upon the advice of its outside securities counsel after consultation with Akin, the Company determines that such extension is reasonably required to comply with applicable securities laws.

(c) The exhibits attached hereto (including but not limited to any Definitive Documents) are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all such exhibits; provided, however, to the extent that there is a conflict between this Agreement, on the one hand, and any Definitive Document, on the other hand, the terms and conditions of the Definitive Document (as applicable) shall govern. Neither this Agreement nor any exhibit attached hereto, nor any provision hereof or thereof, may be modified, waived, amended, or supplemented, except in accordance with Section 2(b) and Section 17 hereof.

(d) At Closing, the Company shall pay or cause to be paid to each SteerCo Member, or such SteerCo Member’s designee(s), as applicable, a non-refundable premium (the “SteerCo Exchange Premium”) equal to such SteerCo Member’s Pro Rata Share of $12.5 million of New Second Lien Convertible Notes, to be issued to such SteerCo Member through the facilities of the Depository Trust Company, which may be effectuated via an adjustment to the exchange ratio in the Exchange Offer for such SteerCo Members.

(e) At Closing, the Company shall take all Necessary Action, without increasing the size of the board of directors, to cause the resignation of two directors from the board of directors of the Company and to cause the individuals listed on Schedule A hereto to be appointed to the classes and committees set forth opposite their name on Schedule A (and to cause any one such individual to be appointed to each of the then-existing special committee or committees of the board of directors, if any, other than any committee that the board of directors has resolved in advance to dissolve and actually is dissolved upon the completion of the Exchange Offer).

3. Agreements of the Supporting Holders.

(a) Support for the Restructuring Transactions from Supporting Holders. During the Support Period, and, in each case, (x) subject to the terms and conditions hereof, (y) unless otherwise expressly permitted or required by this Agreement or the Definitive Documents, or (z) otherwise consented to in writing by the Company, each Supporting Holder, solely on its own behalf, agrees that it shall:

(i) negotiate in good faith and timely execute, implement, deliver, and perform its obligations under each of the Definitive Documents that are consistent in all material respects with this Agreement and the Exchange Offer Materials, as each may be modified, amended, or supplemented in accordance with the terms of this Agreement, in form and substance reasonably acceptable to the Required Supporting Holders, to which it is to be a party;

(ii) support the Restructuring Transactions, including, subject to the terms and conditions of the Definitive Documents, by, as applicable, tendering its Existing 2027 Notes for exchange in the Notes Exchange and submitting consents with respect thereto no later than the 9th Business Day after the Exchange Commencement Date in accordance with the applicable procedures set forth in the Exchange Offer Materials and not withdrawing such tender (or consent) at any time thereafter other than in accordance with the procedures set forth in the Exchange Offer Materials and this Agreement;

(iii) (A) not direct the Existing 2027 Notes Trustee (or any successor thereto) to take any action inconsistent with such Supporting Holder’s obligations under this Agreement and (B) give any notice, order, instruction, consent, or direction to the Existing 2027 Notes Trustee to the extent necessary to give effect to the Restructuring Transactions; provided, that, no Supporting Holder shall be required to provide the Existing 2027 Notes Trustee or any other Person, with any indemnity or similar undertaking in connection with taking any such action or incur any fees or expenses in connection therewith (beyond any existing indemnity obligations provided for in the Existing 2027 Notes);

(iv) support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Restructuring Transactions in accordance with the Milestones and the other terms of this Agreement, including, without limitation, commercially reasonable actions to (A) support and complete the Restructuring Transactions and all other actions contemplated in connection therewith and under the Definitive Documents, (B) obtain any and all required governmental, regulatory, and third-party approvals for the Restructuring Transactions, and (C) refrain from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(v) not arrange, fund, participate in or consent to any credit facility, bond issuance, or other financing, rights offering, or issuance of debt or equity securities in connection with, or otherwise support or participate in any reorganization, merger, consolidation, business combination, or other recapitalization or debt restructuring, of the Company (whether through a judicial process or otherwise) other than in the ordinary course of business or in connection with the Restructuring Transactions;

(vi) not object to, delay, impede, or take any other actions intended or reasonably expected to interfere with the implementation and consummation of the Restructuring Transactions, including, for the avoidance of doubt and without limitation, declaring any default under the Existing 2027 Notes Indenture, or accelerating the Company’s obligations under the Existing 2027 Notes Indenture, in each case solely as a result of the Restructuring Transactions; provided, however, this Section 3.5(a)(vi) shall apply only to the extent that the Company has not triggered a new default under the Existing 2027 Notes Indenture after the Support Effective Date and even then, only with respect to such default; and

(vii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, negotiate in good faith with the Company appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment, and support and take all steps reasonably necessary and desirable to address any such impediment.

(b) Additional Provisions Regarding the Supporting Holders’ Agreements. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (i) affect the ability of any Supporting Holder to consult with any other Supporting Holder, the Company, or any other party in interest; provided, that, such consultation complies with the applicable non-disclosure agreement between the Supporting Holder and the Company; (ii) prevent any Supporting Holder from (A) enforcing this Agreement or any Definitive Documents, (B) contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document, or (C) exercising any rights or remedies under this Agreement, any Definitive Document, or the Existing 2027 Notes Indenture or related documents if there is a default after the Support Effective Date under such indenture by the Company; or (iii) require any Supporting Holder to (A) take any action that is prohibited by applicable Law, (B) waive or forego the benefit of any applicable legal privilege, (C) incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, except with respect to costs and expenses that the Company has agreed to reimburse on terms satisfactory to such Supporting Holder, or (D) agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Supporting Holder, except with respect to such costs and expenses that the Company has agreed to reimburse on terms satisfactory to such Supporting Holder or except as contemplated in the Definitive Documents.

4. Agreements of the Company.

(a) Support for the Restructuring Transactions from the Company. During the Support Period, and, in each case, (x) subject to the terms and conditions hereof, (y) unless otherwise expressly permitted or required by this Agreement or the Definitive Documents, or (z) otherwise consented to in writing by the Required Supporting Holders, the Company agrees that it shall:

(i) negotiate in good faith and timely execute, implement, deliver, and perform its obligations under each of the Definitive Documents that are consistent in all material respects with this Agreement and the Exchange Offer Materials, as each may be modified, amended, or supplemented in accordance with the terms of this Agreement, in form and substance reasonably acceptable to the Company, to which it is to be a party;

(ii) support and take all actions necessary or reasonably requested by the Required Supporting Holders to facilitate the implementation and consummation of the Restructuring Transactions in accordance with the Milestones and the other terms of this Agreement and the Definitive Documents, including, without limitation, actions to (A) conduct the Exchange Offer in accordance with applicable law and consistent with the terms of the Exchange Offer Materials and this Agreement, (B) support and complete the Restructuring Transactions and take all other actions contemplated in connection therewith and under the Definitive Documents, (C) use commercially reasonable efforts to obtain any and all required governmental, regulatory, and third-party approvals for the Restructuring Transactions, (D) refrain from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, and (E) oppose the efforts of any Person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(iii) not (A) directly or indirectly solicit, propose, arrange, participate in, or consent to any credit facility (for the avoidance of doubt, excluding any draws under the Company’s existing delayed draw term loan facility), bond issuance, new-money investment, or other financing, rights offering, share exchange, or issuance of debt or equity securities in connection with, or otherwise support or participate in any sale, disposition, reorganization, merger, amalgamation, acquisition, consolidation, business combination, other recapitalization or debt restructuring, or any similar transaction to the foregoing, of the Company (whether through a judicial process or otherwise) other than in the ordinary course of business (which shall include surety bonds and similar financings) or in connection with the Restructuring Transactions or (B) exchange or offer to exchange any Existing 2027 Notes other than pursuant to the Notes Exchange (the transactions described in (A) and (B) each, an “Alternative Transaction”);

(iv) (A) conduct its business and operations in the ordinary course other than with respect to the Restructuring Transactions, (B) maintain its books and records in the ordinary course, (C) use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, and contract counterparties) or commercially reasonable replacement parties in the ordinary course, and (D) use commercially reasonable efforts to maintain in effect all of its foreign, federal, state, and local licenses, permits, consents, franchises, approvals, and authorizations (except to the extent that failure to do so would not reasonably be expected to result in a materially adverse effect), in each case, in a manner materially consistent with past practices and in compliance with Law;

(v) promptly pay the Supporting Holders’ Fees and Expenses within ten (10) Business Days of receipt of an invoice by the Company or their counsel for such fees and expenses, consistent with the terms of the Akin Fee Letter, the Houlihan Engagement Letter and any engagement letter of any local counsel to the Ad Hoc Noteholder Group, or such earlier time to the extent set forth in this

Agreement; provided, that, to the extent this Agreement is terminated pursuant to Section 8, the Company’s obligations under this Section 4(a)(v) shall survive solely with respect to any and all fees and expenses incurred on or prior to the date of termination; provided, further, that nothing in this Agreement shall modify the terms of the Akin Fee Letter and the Houlihan Engagement Letter;

(vi) promptly notify counsel to the Supporting Holders of any material governmental or third-party complaints, litigations, investigations, or hearings related to the Restructuring Transactions;

(vii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement, negotiate in good faith with the Required Supporting Holders appropriate additional or alternative provisions or alternative implementation mechanics to address any such impediment, and support and take all steps reasonably necessary and desirable to address any such impediment;

(viii) consider in good faith all reasonable actions necessary or reasonably requested by the Supporting Holders to facilitate the solicitation and consummation of the Restructuring Transactions;

(ix) maintain its good standing and legal existence under the Laws of the state or other jurisdictions in which it is incorporated or organized;

(x) subject to Section 4(a)(xvi), upon reasonable advance notice, provide to the Supporting Holders (A) reasonable access to the management of and, to the extent appropriate, such applicable advisors to the Company, (B) reasonably timely updates regarding the Restructuring Transactions, including any material developments, (C) reasonably timely updates regarding the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, if any, and (D) any other information related to the Restructuring Transactions reasonably requested by the Supporting Holders; provided that, subject to clauses (xv) and (xvi) below and any Confidentiality Agreement, the Supporting Holders acknowledge that the Company shall be under no obligation to cleanse such Supporting Holders of information that is deemed to be material non-public information;

(xi) inform counsel to the Supporting Holders as soon as reasonably practicable (and in any event within two (2) Business Days of such event) after becoming aware of the following: (A) the occurrence, or failure to occur, of any event, the occurrence or failure of which would be reasonably likely to permit any Party to terminate, or would result in the termination of, this Agreement, (B) receipt of any written notice from any third party alleging that the consent of such party is required in connection with the Restructuring Transactions, (C) receipt of any written notice from any governmental or regulatory body regarding any approval necessary to consummate the Restructuring Transactions, (D) any notice of any commencement of any proceeding commenced, or to the actual knowledge of the Company, threatened against the Company in respect of the Restructuring Transactions, and (E) a material breach of this Agreement by the Company;

(xii) upon the termination by such Supporting Holder pursuant to Section 8(b) of this Agreement with respect to such Supporting Holder, notwithstanding any withdrawal deadline established with respect to any Exchange Transaction, permit such Supporting Holder to withdraw any Existing 2027 Notes tendered in connection with the Exchange Transactions;

(xiii) to the extent the Company receives any Joinders or Transfer Agreements, promptly notify the Required Supporting Holders of such Joinders and Transfer Agreements;

(xiv) not take any action that would constitute or result in a “Default” or an “Event of Default” under the New Second Lien Convertible Notes Indenture, assuming that the New Second Lien Convertible Notes Indenture as described in the “Description of New Convertible Notes” section in the Exchange Offer Materials was in full force and effect at all times during the Support Period;

(xv) not disclose material non-public information to any Supporting Noteholder unless such Supporting Noteholder (A) has confirmed it wishes to receive such material non-public information and (B) is party to a non-disclosure agreement containing customary cleansing mechanisms as to which such information is subject; and

(xvi) in the event that any information to be provided to any Supporting Noteholder that is a member of the Ad Hoc Group Noteholder Group in connection with this Agreement may contain material non-public information, deliver such information to Akin and Houlihan on a professional-eyes-only basis, instead of delivering such information to such Supporting Noteholder, unless and until such Supporting Holder has entered into a Confidentiality Agreement in form and substance acceptable to such Supporting Holder and agreed to receive such information from the Company.

(b) Notwithstanding anything to the contrary in this Agreement, (A) the board of directors or any such similar governing body of the Company (including for the avoidance of doubt its respective subsidiaries and Affiliates) shall be permitted to take (or permitted to refrain from taking) any action with respect to the Restructuring Transactions, including terminating the Restructuring Transactions, to the extent such board of directors or similar governing body has determined, in good faith (after consultation with outside counsel), that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties under applicable law, and (B) the officers and employees of the Company shall not be required to take any actions to the extent the board of directors or any such similar governing body of the Company (including for the avoidance of doubt its respective subsidiaries and Affiliates) has determined in good faith (after consultation with outside counsel) that the taking of such actions would be inconsistent with such officer’s or employee’s fiduciary duties under applicable law (collectively, the “Fiduciary Out”). In the event the board of directors or any such similar governing body of the Company (including for the avoidance of doubt its respective subsidiaries and Affiliates) determines that taking any action or refraining from taking any action is required pursuant to this paragraph, the Company shall, within twenty-four (24) hours of its board of director’s or applicable similar governing body’s determination, provide written notice thereof (in accordance with Section 23 hereof) to the Supporting Holders.

5. Mutual Releases and Covenant Not to Sue.

(a) Effective from and after the Closing, in exchange for the cooperation and participation in the Restructuring Transactions of the Supporting Holders, the Company, on behalf of itself and its heirs, legal representatives, predecessors, successors and assigns, waives, releases, acquits and forever discharges the Supporting Holders and their Related Parties (collectively, the “Released Supporting Holder Parties”) and each of their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, judgments, disputes, defenses, liens, costs, expenses, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, contingent or absolute, suspected or unsuspected, accrued or unaccrued, apparent or unapparent, existing as of the Closing or arising thereafter, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Closing in each case arising from or related in any way to the Company or the transactions or events giving rise to, or any claim that is treated as rising under, the Restructuring Transactions or the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or the guarantees, security documents, agreements, instruments, or other documents in each case related to the Definitive Documents, that the Company or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing, including those that the Company or any holder of a claim against or interest in the Company or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity or in the future can or might assert (collectively, the “Company Released Claims”). Further, from and after the Closing, the Company hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against a Released Supporting Holder Party relating to or arising out of any Company Released Claim. Notwithstanding anything to the contrary in this paragraph (a), nothing herein shall release, and Company Released Claims shall not include, (i) any rights or obligations arising under this Agreement, any Definitive Documents, or any related guarantees, security documents, agreements, instruments, or other documents (“Excluded Claims”), (ii) any claims in favor of the Company with respect to willful misconduct, actual fraud or gross negligence, as determined by a Final Order entered by a court of competent jurisdiction, or (iii) any claims against any Released

Supporting Holder Party who fails to execute and deliver any document required to be executed and delivered by such Released Supporting Holder Party to effectuate this Agreement or any Definitive Documents or the Transactions. The Released Supporting Holder Parties not party to this Agreement are intended third party beneficiaries of this Section 5, with full rights of enforcement of this Section 5 as if a party thereto.

(b) Effective from and after the Closing, in exchange for the cooperation and participation of the Company, each of the Supporting Holders, on behalf of itself and its heirs, legal representatives, predecessors, successors and assigns, waives, releases, acquits, and forever discharges the Company and each of its Related Parties (collectively, the “Company Released Parties”) and each of their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, judgments, disputes, defenses, liens, costs, expenses, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, contingent or absolute, suspected or unsuspected, accrued or unaccrued, apparent or unapparent, existing as of the Closing or arising thereafter, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Closing in each case arising from or related in any way to the Company or the transactions or events giving rise to, or any claim that is treated as arising under, the Restructuring Transactions or the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or the guarantees, security documents, agreements, instruments or other documents in each case related to the Definitive Documents, that a Supporting Holder or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever from the beginning of time until the Closing Date, including those that the Company or any holder of a claim against or interest in the Company or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity or in the future can or might assert (collectively, the “Holder Released Claims”). Further, from and after the Closing, each of the Supporting Holders hereby covenants and agrees not to, directly or indirectly, bring, maintain or encourage any cause of action or other claim or proceeding against a Company Released Party relating to or arising out of any Holder Released Claim. Notwithstanding anything to the contrary in this paragraph (b), nothing herein shall release the Company Released Parties from and the Holder Released Claims shall not include, (i) any Excluded Claims, (ii) any claims in favor of the Supporting Holders with respect to willful misconduct, actual fraud or gross negligence, as determined by a Final Order entered by a court of competent jurisdiction, or (iii) against any Company Released Party who fails to execute and deliver any document required to be executed and delivered by such Company Released Party to effectuate this Agreement, any Definitive Documents or the Restructuring Transactions. The Company Released Parties not party to this Agreement are intended third party beneficiaries of this Section 5, with full rights of enforcement of this Section 5 as if a party thereto.

(c) The Supporting Holders and the Company acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement or any party hereto, but they hereto further acknowledge that it is their intention to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.

(d) The Parties expressly waive the provisions, rights, and benefits of California Civil Code § 1542 and any provisions under any federal, state, local, foreign, tribal, or common law similar to California Civil Code § 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Each of the Parties expressly acknowledges that she, he, or it has been advised by her or his attorney of the contents and effect of Section 1542 of the California Civil Code or any other similar applicable provisions under any federal, state, local, foreign, tribal, or common law, and each Party expressly waives and relinquishes any and all rights and benefits that she, he, or it may have under, or that may be conferred upon her, him, or it by, the provisions of Section 1542 of the California Civil Code, or any other law of any state, territory, or jurisdiction that is similar, comparable, or equivalent to Section 1542, to the fullest extent that they may lawfully waive such rights or benefits pertaining to the Company Released Claims and Holder Released Claims (as applicable).

6. Conditions Precedent.

(a) It shall be a condition precedent to each Party’s obligation to consummate the Restructuring Transactions that:

(i) each of the Definitive Documents shall have, if applicable, been duly executed and delivered by each party thereto, shall be in form and substance consistent with this Agreement in all material respects, including the consent rights set forth herein, and shall be in full force and effect (and all conditions precedent to effectiveness thereunder shall have been satisfied or waived in accordance with the terms thereof) by the Closing;

(ii) the Termination Date shall not have occurred;

(iii) the Company has taken, or shall take simultaneously as of Closing, all Necessary Action and the individuals listed on Schedule A shall have been, or shall simultaneously as of Closing be, appointed to the classes and committees set forth opposite their name on Schedule A (and to cause any one such individual to be appointed to each of the then-existing special committee or committees of the board of directors, if any, other than any committee that the board of directors has resolved in advance to dissolve and actually is dissolved upon the completion of the Exchange Offer);

(iv) no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, preventing, or prohibiting the consummation of any of the Restructuring Transactions, with such order still being in effect;

(v) no temporary restraining order, permanent injunction, judgment, or other Law preventing, voiding, or making illegal the consummation of any of the Restructuring Transactions shall have been entered, issued, rendered, or made and still in effect;

(vi) the representations and warranties of the Parties contained herein shall be true and correct in all material respects at and as of the date hereof and as of the Closing with the same effect as if made at and as of such date and after giving effect to the Restructuring Transactions (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);

(vii) the SteerCo Exchange Premium shall have been paid, or shall be paid substantially simultaneously with the Closing, by the Company to the SteerCo Members;

(viii) the Company shall have reimbursed the Supporting Holders for all Supporting Holders’ Fees and Expenses incurred by Akin, Houlihan and local counsel, that are payable on, before, or in connection with the occurrence of the Closing, for which an invoice has been received by the Company on or before the date that is two (2) Business Days prior to the Closing, including, for the avoidance of doubt, reasonable estimates of Supporting Holders’ Fees and Expenses through Closing; provided, that, to the extent the actually incurred Supporting Holders’ Fees and Expenses covered by such estimate are less than the paid estimate, then such excess shall be returned to the Company within thirty (30) days from Closing; and

(ix) the Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.

(b) Any of the conditions set forth in Section 6(a) may be waived by the mutual written consent of the Company and the Required Supporting Holders.

(c) It shall be a condition precedent to the Parties’ obligation to consummate the Restructuring Transactions that holders of at least 85% of the aggregate principal amount of the Existing 2027 Notes (the “Minimum Participation”) shall, in each case, be exchanged pursuant to the Notes Exchange as of the Closing; provided, that, the Minimum Participation may be waived only by the mutual written consent of the Company and the Required Supporting Holders.

7. Transfers; Joinder.

(a) Subject to Section 3(b) herein, each Supporting Holder agrees with the Company, and only with the Company, that, for the duration of the Support Period, such Supporting Holder shall not Transfer any of the Existing 2027 Notes or any Claim derived therefrom to any other Person that is not (i) a Supporting Holder or (ii) an Affiliate of such Supporting Holder or a fund, account, or investment vehicle that is controlled, managed, advised, or sub-advised by such Supporting Holder or a common investment advisor therewith that is bound by this Agreement (each entity described in clauses (i) through (ii), a “Permitted Transferee”) unless the transferee executes and delivers to counsel to the Company and the Supporting Holders, within three (3) Business Days after such Transfer, a Transfer Agreement. Upon compliance with the requirements of this Section 7(a), the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement only to the extent of the rights and obligations in respect of such transferred Existing 2027 Notes and/or Claims and the transferee shall be deemed a “Supporting Holder” under this Agreement.

(b) Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall in no way be construed to preclude any Supporting Holders or any of its Affiliates from acquiring additional Existing 2027 Notes; provided, that to the extent any Supporting Holder acquires additional Existing 2027 Notes, each such Supporting Holder agrees (i) to provide the Company upon their request and on the Exchange Commencement Date prior to the commencement of the Notes Exchange with an updated schedule of the principal amount of additional Existing 2027 Notes so acquired and (ii) that such additional Existing 2027 Notes shall be subject to this Agreement for the duration of the Support Period, to the extent, and solely to the extent, held by a Supporting Holder or any of its Affiliates, including, for the avoidance of doubt, such Supporting Holder’s obligation to deliver such additional Existing 2027 Notes for exchange in the Notes Exchange pursuant to Section 3(a)(ii) hereof.

(c) Notwithstanding Section 7(a), a Qualified Marketmaker that acquires any Existing 2027 Notes with the purpose and intent of acting as a Qualified Marketmaker for such Existing 2027 Notes shall not be required to execute and deliver a Joinder or Transfer Agreement in respect of such Existing 2027 Notes if (i) such Qualified Marketmaker subsequently Transfers such Existing 2027 Notes (by purchase, sale, assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is a Person that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor of the Qualified Marketmaker; (ii) the transferee otherwise is a Permitted Transferee under Section 7(a); or (iii) the Transfer otherwise is permitted under Section 7(a). To the extent that a Supporting Holder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interests in Existing 2027 Notes that the Qualified Marketmaker acquires from a holder of the Existing 2027 Notes who is not a Supporting Holder without the requirement that the transferee be a Permitted Transferee.

(d) The Company understands that the Supporting Holders are engaged in a wide range of financial services and businesses, and in furtherance of the foregoing, the Company acknowledges and agrees that the obligations and restrictions set forth in this Agreement shall only apply to the trading desk(s), fund(s), account(s), business group(s), and/or unit(s) of the Supporting Holders that principally manage and/or supervise each Supporting Holder’s investment in the Company and shall not apply to any other trading desk, fund(s), account(s), business group(s), and/or unit(s) therein of each Supporting Holder so long as they are not acting at the direction or for the benefit of such Supporting Holder or in connection with such Supporting Holders’ investment in the Company. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any Person or any trading desk(s), fund(s), account(s), business group(s), and/or unit(s) therein of, or advised by the same investment advisor of, a Supporting Holder shall not be a Supporting Holder or a Released Supporting Holder Party unless expressly included on a Supporting Holder’s signature page to this Agreement.

(e) Should any Person holding Existing 2027 Notes other than a Permitted Transferee wish to become a Supporting Holder hereunder, it may do so by executing the Joinder Agreement, and delivering an executed copy thereof, within two (2) Business Days of closing of such Transfer, via email to candace.arthur@lw.com, greg.rodgers@lw.com, jrubin@akingump.com and melanie.miller@akingump.com and, in which event such Person shall be deemed to be a Supporting Holder hereunder with respect to all rights and obligations under such Existing 2027 Notes and under this Agreement, pursuant to and subject to the terms and conditions of this Agreement.

8. Termination. This Agreement may be terminated upon the occurrence of any of the following events (each event a “Termination Event” and the date on which this Agreement is terminated in accordance herewith, the “Termination Date”):

(a) by the Company, in its sole and absolute discretion, upon prior written notice to Akin in accordance with Section 23 of this Agreement, with respect to all Parties, if:

(i) (A) at any time, a Supporting Holder has breached, in any material respect, any of its representations, warranties, covenants, or obligations under this Agreement, (B) the Company has provided written notice to the Supporting Holder of such breach, and (C) such breach remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Supporting Holder, as applicable; provided, that, such termination shall only be effective as against the breaching Supporting Holder;

(ii) at any time, the Company exercises the Fiduciary Out in accordance with the terms herein; or

(iii) at any time the Supporting Holders who are Parties to this Agreement do not hold at least 46% of the aggregate principal amount outstanding of each of the Existing 2027 Notes, and such condition remains uncured for a period of three (3) Business Days after the receipt by the Supporting Holders of written notice from the Company, provided that such period shall be extended to five (5) Business Days in the case of a Transfer in accordance with Section 7(c).

(b) by a Supporting Holder, solely with respect to such Supporting Holder, if:

(i) (A) the Company has breached, in any material respect, any of its representations, warranties, covenants, or obligations under this Agreement, (B) such terminating Supporting Holder has provided written notice to the Company of such breach, and (C) such breach remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Company, as applicable;

(ii) any of the Milestones set forth in Section 2 have not been achieved, extended, or waived by the date identified for completion of such Milestone (as such date may be extended or waived);

(iii) the Company (A) publicly announces its intention not to support the Restructuring Transactions, or (B) files, publicly announces, or executes a definitive written agreement with respect to an Alternative Transaction;

(iv) if, without the prior consent of the Required Supporting Holders, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) makes a general assignment or arrangement for the benefit of creditors or (D) takes any corporate action for the purpose of authorizing any of the foregoing; or

(v) the Company exercises the Fiduciary Out in accordance with the terms herein; or

(vi) any Definitive Document does not comply in all material respects with Section 2 hereof.

(c) by the written mutual consent of the Company and the Required Supporting Holders, with respect to all Parties;

(d) by any Party, with respect to all Parties upon prior written notice to counsel to the other Party, if any Governmental Entity, including any regulatory authority or court of competent jurisdiction, issues any final, non-appealable ruling or order that (A) enjoins the consummation of a material portion of the Restructuring Transactions and (B) remains in effect for thirty (30) Business Days after the Company transmits a written notice in detailing any such issuance; provided, that, this termination right shall not apply to or be exercised by a Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(e) by any Party if there is any commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, or its debts, or of a substantial part of its assets, under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding; provided, that, this termination right may not be exercised by any terminating Party that commenced or filed such case or proceeding in contravention of any obligation set out in this Agreement; and

(f) automatically, as to all Parties, upon the Closing.

Upon the Termination Date, this Agreement shall forthwith become null and void ab initio and of no further force or effect; each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and any of the Definitive Documents, as applicable; and there shall be no liability or obligation on the part of any Party hereto; provided that termination by a Supporting Holder shall only relieve such Party and this Agreement shall otherwise continue in full force and effect; provided, further, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 21; provided, further, that notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 17, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver.

Subject to Section 3(b) herein, the rights under this Agreement of any Supporting Holder shall terminate upon a Transfer made in contravention to the terms contained in Section 7 hereof.

Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in this Section 8 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.

9. Representations and Warranties of the Supporting Holders.

Each Supporting Holder severally, and neither jointly nor jointly and severally, represents and warrants that, during the Support Period (except as otherwise provided below):

(a) It (i) is, as of the Support Effective Date or, if after the Support Effective Date, the date upon which it delivers its executed signature page to this Agreement, the beneficial owner (including pursuant to any swap or derivative transaction) or is the nominee, investment manager, or advisor for beneficial holders of the face amount of the

Existing 2027 Notes, or is the nominee, investment manager or advisor for beneficial owners of or discretionary accounts holding the Existing 2027 Notes, as reflected in such Party’s signature block to this Agreement and (ii) does not beneficially own any other Existing 2027 Notes. Each Supporting Holder is a Supporting Holder with respect to all Existing 2027 Notes that it owns or for which it is the nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding the Existing 2027 Notes other than as set forth herein.

(b) It has the full power and authority to act on behalf of, vote and consent to matters concerning the Existing 2027 Notes reflected in such Party’s signature block to this Agreement, except those Existing 2027 Notes (i) indicated as “unsettled” on such Party’s signature block to this Agreement due to such Existing 2027 Notes having been purchased by such Supporting Holder in trades that have not settled as of the date such Supporting Holder becomes a Supporting Holder or (ii) beneficially held by managed account clients that have reserved voting authority on such matters.

(c) The Existing 2027 Notes reflected in such Party’s signature block to this Agreement are not, as of the date of this Agreement, subject to any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that could reasonably be expected to adversely affect in any way such Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed.

(d) Its execution and delivery of this Agreement and the Definitive Documents, the performance of its obligations hereunder and thereunder and the consummation of the Restructuring Transactions have been duly authorized by all necessary corporate action on the part of such Supporting Holder, and no other proceedings on the part of such Supporting Holder and no other votes, consents or approvals or actions or proceedings by or on behalf of such Supporting Holder are necessary to effectuate the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement and the Definitive Documents.

(e) As of the date hereof (or such later date that it delivers its signature page hereto to the other Parties), it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement or the Definitive Documents.

(f) The execution, delivery, and performance by it of this Agreement and the Definitive Documents and the consummation of the Restructuring Transactions does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.

(g) (i) It is either (A) an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, (B) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (C) a non-U.S. person under Regulation S promulgated under the Securities Act, and (ii) any securities of the Company acquired by such Supporting Noteholder in connection with the Restructuring Transactions shall have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

(h) It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Supporting Holder, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.

(i) It has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

(j) The execution, delivery, and performance of this Agreement and the Definitive Documents and the consummation of the Restructuring Transactions does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Restructuring Transactions.

(k) By reason of its business and financial experience, each Supporting Holder has such knowledge, sophistication, and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of participating in the Restructuring Transactions, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment. Each Supporting Holder has been furnished with materials relating to the business, finances and operations of the Company and relating to the Restructuring Transactions that have been requested by the Supporting Holder. Each Supporting Holder has been afforded the opportunity to ask questions of the Company and their representatives. Each Supporting Holder understands and acknowledges that its participation in the Restructuring Transactions involves a high degree of risk and uncertainty. Each Supporting Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its participation in the Restructuring Transactions.

(l) It has not formed a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any other Supporting Holder(s) (other than, for the avoidance of doubt, any Supporting Holders that are Affiliates of such Supporting Holder) and has no current intention of doing so.

(m) It has no current intention to solicit proxies or consents prior to the Company’s first shareholder meeting to elect Class I directors of the Company.

10. Representations and Warranties of the Company.

The Company represents and warrants that during the Support Period (except as otherwise provided below):

(a) The execution and delivery of this Agreement and the Definitive Documents by it, the performance of its obligations hereunder and the consummation of the Restructuring Transactions have been duly authorized by all necessary corporate action on the part of the Company, including the approval by its board of directors or any such similar governing body of the Restructuring Transactions, and no other proceedings on the part of the Company and no other votes, consents or approvals or actions or proceedings by or on behalf of the Company, are necessary to effectuate the Restructuring Transactions contemplated by, and perform its obligations under, this Agreement and the Definitive Documents.

(b) As of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement or the Definitive Documents.

(c) It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.

(d) It has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and the Definitive Documents, to consummate the Restructuring Transactions, and to perform its respective obligations under this Agreement and the Definitive Documents.

(e) Assuming the representations made by the Supporting Holders in this Agreement and in the Exchange Offer Materials are true and accurate, (i) the offer and issuance by the Company of the New Second Lien Convertible Notes, the New Equity and the Conversion Shares in conformity with this Agreement, the Exchange Offer Materials and the New Second Lien Convertible Notes Indenture (as applicable) constitute transactions exempt from registration under the Securities Act and (ii) the New Second Lien Convertible Notes, the New Equity and the Conversion Shares are not required to bear a restrictive legend.

(f) The execution, delivery, and performance of this Agreement and the Definitive Documents and the consummation of the Restructuring Transactions does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Restructuring Transactions.

(g) No Event of Default has occurred and is continuing under the Existing 2027 Notes Indenture.

(h) The Company (i) is not, and will not be immediately following the issuance of the New Second Lien Convertible Notes and New Equity, a “person of a country of concern”, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”) and (ii) does not, and did not as of its most recently completed fiscal year, directly or indirectly, derive more than 50% of its revenue or net income, nor incur more than 50% of its capital expenses or operational expenses, in each case on an annual basis, from one or more Covered Persons, individually or in the aggregate.

11. Good Faith Cooperation; Further Assurances.

Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary from time to time, to effectuate the Restructuring Transactions, as applicable. During the Support Period, the Company hereby covenants and agrees to cooperate in good faith with all information requests reasonably made by any Supporting Holder or advisors to the Supporting Holders that are necessary or advisable for any Supporting Holder to evaluate or consummate the Restructuring Transactions, and further covenants and agrees to deliver such information requested on a timely basis.

12. Effectiveness.

This Agreement shall be effective and binding upon the Company and the undersigned Supporting Holders as of the date on which: (a) the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Supporting Holders, (b) Supporting Holders holding at least 46% by principal face amount of the outstanding Existing 2027 Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company, and (c) the Company shall have paid 100% of all accrued and unpaid Supporting Holders’ Fees and Expenses through the Support Effective Date to Akin, Houlihan and any local counsel to the Ad Hoc Noteholder Group, for which an invoice has been received by the Company on or before two (2) Business Days prior to the Support Effective Date, including for the avoidance of doubt, reasonable estimates of Supporting Holders’ Fees and Expenses through the Support Effective Date (the “Support Effective Date”).

13. Entire Agreement.

This Agreement, including all exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements, which remain unaltered.

14. Waiver.

If the Restructuring Transactions contemplated herein are not consummated, or if this Agreement is terminated under Section 8 hereof, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

15. FRE 408.

Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

16. Counterparts.

This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

17. Amendments; Waiver.

Except as otherwise provided herein, no provision of this Agreement may be modified, waived, amended, restated, or supplemented, without the prior written consent of the Company and the Required Supporting Holders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Supporting Holders other than the Required Supporting Holders (as compared to the Required Supporting Holders), then the consent of each such affected Supporting Holder shall also be required to effectuate such modification, amendment, waiver or supplement. Any consent required to be provided pursuant to this Section 17 may be delivered by email pursuant to the notice provision herein. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 17 shall be ineffective and void ab initio.

18. Headings.

The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

19. Relationship Among Parties.

(a) It is understood and agreed that no Supporting Holder owes a fiduciary duty or duty of trust or confidence of any kind or form to any other Party. In this regard, it is understood and agreed that any Supporting Holder may trade in claims and interests of the Company without the consent of the Company or any other Supporting Holder, subject to the applicable securities laws and the terms of this Agreement. No Supporting Holder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Supporting Holder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be a part of a “group” (as that term is used in Rule 13d-5 under the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Supporting Holder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Supporting Holders are in any way acting in concert or as such a “group.”

(b) All obligations in this Agreement are several and not joint. All rights under this Agreement are separately granted by each Supporting Holder to the Company, and the decision to commit to execute this Agreement by each Supporting Holder has been made independently of any other Supporting Holder.

20. Acknowledgments; Obligations Several.

Notwithstanding that this Agreement is being executed by multiple Supporting Holders, the obligations of the Supporting Holders under this Agreement are several and neither joint nor joint and several. No Supporting Holder shall be responsible in any way for the performance of the obligations or any breach of any other Supporting Holder under this Agreement, and nothing contained herein, and no action taken by any Supporting Holder pursuant hereto shall be deemed to constitute the Supporting Holder as a partnership, an association or joint venture of any kind, or create a presumption that the Supporting Holder is in any way acting other than in its individual capacities. None of the Supporting Holders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Supporting Holder acknowledges that no other Supporting Holder shall be acting as agent of such Supporting Holder in connection with monitoring such Supporting Holder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Restructuring Transactions. No securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company.

21. Survival.

Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 4(a)(v), Section 8, and Sections 11 through 26 (inclusive), (and any definitions or interpretative provisions used therein but defined elsewhere in this Agreement) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

22. Governing Law; Chosen Forum; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in a New York state or federal court sitting in the Chosen Court, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.

(c) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22.

23. Notices.

All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by electronic mail transmission, facsimile or first class mail to the Parties at the following addresses or email addresses:

(a) If to the Company:

Beyond Meat, Inc.

888 N. Douglas St., Suite 100

El Segundo CA, 90245

Attention: [***]

with copies to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn:  Greg Rodgers (greg.rodgers@lw.com)

  Candace Arthur (candace.arthur@lw.com)

(b) If to the Supporting Holders:

To the addresses set forth on the signature pages hereto

with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn:  Jason Rubin (jrubin@akin.com)

  Mike Stamer (mstamer@akingump.com)

  Stephen Kuhn (skuhn@akingump.com)

24. Successors and Assigns; No Third-Party Beneficiaries.

(a) The terms and provisions of this Agreement are intended solely for the benefit of the Parties and this Agreement is intended to bind and inure to the benefit of their respective successors and permitted assigns.

(b) Except as set forth in Section 5 of this Agreement with respect to the Mutual Release, it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as otherwise expressly permitted herein.

25. Interpretation and Rules of Construction; Severability.

This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable. In this Agreement, unless the context otherwise requires (a) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words, (b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication, (c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa, (d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits attached hereto, and not to any provision of this Agreement, (e) the term this “Agreement” shall be construed as a reference to this Agreement, including the exhibits attached hereto, as the same may have been, or may from time to time be, amended, restated, amended and restated, modified, varied, novated or supplemented in accordance with its terms, and (f) time is of the essence in the performance of the obligations of each of the Parties. In the event of a conflict between this Agreement and any Definitive Document, then, solely as between the Parties, this Agreement shall control.

26. Publicity of the Ad Hoc Noteholder Group.

Other than to the extent required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any Person (including, for the avoidance of doubt, any other Supporting Holder), other than legal, accounting, financial, and other advisors of such Party, Akin, Houlihan and legal, accounting, financial and other advisors to the Company (who are under obligations of confidentiality to the Company with respect to such disclosure, and whose compliance with such obligations the Company shall be responsible for), the principal amount or percentage of the Existing 2027 Notes Claims held by any member of the Ad Hoc Noteholder

Group or any of its respective subsidiaries (including, for the avoidance of doubt, any Existing 2027 Notes Claims acquired pursuant to any Transfer) or the signature page of such member of the Ad Hoc Noteholder Group; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Existing 2027 Notes Claims held by the Ad Hoc Noteholder Group collectively. Notwithstanding the foregoing, the members of the Ad Hoc Noteholder Group hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company in the Definitive Documents to the extent required by Law or regulation; provided, however, that (i) if the Company determines that it is required to attach a copy of this Agreement or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the Transactions set forth herein, to the extent permissible under applicable Law, it shall redact any reference to or concerning a specific Ad Hoc Noteholder Group member’s name or holdings of Existing 2027 Notes Claims and Ad Hoc Noteholder Group member’s signature page and (ii) if disclosure of additional information of any member of the Ad Hoc Noteholder Group is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each member of the Ad Hoc Noteholder Group (who shall have the right to seek a protective order prior to disclosure). The Company further agrees that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement or Transfer Agreement. In addition, the Company shall not disclose any Ad Hoc Noteholder Group member’s name publicly (other than by virtue of the inclusion of such Ad Hoc Noteholder Group member as a consenting signatory to any applicable Definitive Document as required by applicable Law and regulation or by any governmental or regulatory authority), including in any press release, without such Ad Hoc Noteholder Group member’s consent. The Company shall submit drafts to Akin of any press releases, public announcements or other communications with any news media, in each case, to be made by the Company relating to this Agreement or the Restructuring Transactions and any amendments thereof (each, an “Announcement”) at least forty-eight (48) hours before the public disclosure of any such Announcement, and shall afford Akin a reasonable opportunity under the circumstances to comment on such Announcement and shall consider any such comments in good faith.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

COMPANY

BEYOND MEAT, INC.

/s/ Lubi Kutua
Name: Lubi Kutua
Title: Chief Financial Officer and Treasurer

Schedule A

Nominee	Independent	Class	Committee(s)
Alexandre Zyngier	Yes	Class I (2026)	Audit
Raphael Wallander	Yes	Class III (2028)	Compensation